Item 28(h)(4)(b)    Schedule A to Expense Limitation Agreement

SCHEDULE A

THIS SCHEDULE A lists the Funds and the Expense Limitation Amounts which are established pursuant to this Expense Limitation Agreement:

LAT Fund Name	Class I Expense Limit	Class A Expense Limit	Class C Expense Limit	TERMINATION DATE
Presidential® Managed Risk 2010 Fund	0.50%	0.75%	1.00%	January 28, 2014
Presidential® Managed Risk 2020 Fund	0.50%	0.75%	1.00%	January 28, 2014
Presidential® Managed Risk 2030 Fund	0.50%	0.75%	1.00%	January 28, 2014
Presidential® Managed Risk 2040 Fund	0.50%	0.75%	1.00%	January 28, 2014
Presidential® Managed Risk 2050 Fund	0.50%	0.75%	1.00%	January 28, 2014
Presidential® Managed Risk Moderate Fund	0.50%	0.75%	1.00%	January 28, 2015

The parties hereto have caused this SCHEDULE A to be signed by their duly authorized officers as of the 30th day of August 2013, to be effective in accordance with the dates noted above.

LINCOLN INVESTMENT ADVISORS CORPORATION /s/Kevin J. Adamson Name: Kevin J. Adamson Title: Vice President	LINCOLN ADVISORS TRUST, on behalf of each of its Funds listed on Schedule A /s/William P. Flory Name: William P. Flory, Jr. Title: Vice President & Chief Accounting Officer